UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 3, 2010
_______________________

Sysco Corporation
(Exact name of registrant as specified in its charter)
_________________________

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A
(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Resignation of Kenneth F. Spitler from the positions of President, Chief Operating Officer, Vice Chairman of the Board and Director

On February 3, 2010, Sysco Corporation (the “Company”) received notice from Kenneth F. Spitler, President and Chief Operating Officer and Vice Chairman of the Board, of his intention to resign from these positions and as a director of the Company, effective February 5, 2010.  Mr. Spitler is expected to continue as a non-executive employee of the Company through his retirement on June 28, 2010, and he will provide such services during the remainder of his employment as may reasonably be requested.

Transition and Early Retirement Agreement between Mr. Spitler and the Company

In connection with his resignation, on February 5, 2010, the Company and Mr. Spitler agreed in principle upon the terms of a transition and early retirement agreement (the “Retirement Agreement”), which is expected to be signed next week and will become effective 8 days after signing.  The material terms of the Retirement Agreement are as follows:

•
The First Amended and Restated Executive Severance Agreement (the “Severance Agreement”) between the Company and Mr. Spitler, dated December 23, 2008, will terminate as of the effective date of the Retirement Agreement.

•
Mr. Spitler will continue to receive his current base salary, and will be entitled to certain other benefits, through June 28, 2010, regardless of whether his employment with the Company terminates prior to that date.

•
The Company waives any right to deny Mr. Spitler a Management Incentive Plan (“MIP”) Bonus for fiscal year 2010, other than in connection with an amendment or termination of the fiscal 2010 Management Incentive Program or such other exercise of the Compensation Committee’s discretion with respect to the 2010 MIP Bonus which is applicable to the Company’s Chief Executive Officer.

•
In recognition of Mr. Spitler’s significant contribution to the Company during fiscal 2009 and 2010, in which the Company transitioned to a new Chief Executive Officer, and his agreement to continue to provide important assistance to the Company and its operating companies during the remainder of his employment and after his retirement, as well as the release, non-compete and non-solicitation agreements described below, and provided that Mr. Spitler does not engage in activity that would entitle the Company to terminate his employment for cause, as defined in the Retirement Agreement, the Company has agreed to provide Mr. Spitler with the following severance payment upon his retirement:  a monthly cash payment for twenty-four months equal to the sum of Mr. Spitler’s monthly base salary, and one-twelfth of the average annual bonus received by Mr. Spitler for the 2005 through 2009 fiscal years for a total severance payment of approximately $4.2 million.  In addition, Mr. Spitler will be entitled to a monthly cash payment for twenty-four months equal to the monthly cost for COBRA coverage.  These amounts will not be eligible for purposes of determining Mr. Spitler’s benefits under the Company’s Supplemental Executive Retirement Plan.

•
In further consideration of Mr. Spitler’s contributions and covenants referenced in the bullet point above, the vesting of 12,637 shares of Mr. Spitler’s January 17, 2009 special restricted stock grant will occur as scheduled on January 17, 2011, despite his retirement on June 28, 2010, but will remain subject to transfer restrictions and a risk of forfeiture if Mr. Spitler violates his non-compete and other covenants through the vesting date.  The remaining shares subject to that grant are expected to terminate in accordance with their terms on Mr. Spitler’s retirement date.

•
Mr. Spitler agrees, among other things, that for a period of two years following his retirement from the Company, he will not solicit certain suppliers, compete with the Company with respect to certain customers and competitors, or solicit or recruit employees, and certain specified former employees, of the Company, subject to specified limitations. Mr. Spitler also agrees that for a period of five years following his retirement from the Company he will not disclose the Company’s confidential information, subject to specified limitations.

•
Both parties agree that neither shall make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of the other except in connection with legal proceedings or as required by any state or federal law enforcement agency.

•
Both parties agree to release, to the fullest extent permitted by law, the other party from all prior and/or current legal claims, as further specified within the Retirement Agreement, and agree not to sue with respect to any such released claims.

As of the termination of Mr. Spitler’s Severance Agreement, the Company is no longer party to severance agreements with any of its executive officers.

Appointment of William J. DeLaney to the position of President and Chief Executive Officer

William J. DeLaney, Chief Executive Officer, will assume the position of President and Chief Executive Officer, effective February 5, 2010.  Mr. DeLaney’s annual salary and compensation package will not change as a result of his new position.

Mr. DeLaney, age 54, became a director of the Company on January 17, 2009 and was promoted to the role of Chief Executive Officer on March 31, 2009.  He began his career with the Company in 1987 as assistant treasurer at the Company’s corporate headquarters. He was promoted to Treasurer in 1991, and in 1993 he was named a Vice President, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as Chief Financial Officer, progressed to Senior Vice President in 1998 and Executive Vice President in 2002. In 2004, Mr. DeLaney was appointed President and Chief Executive Officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Senior Vice President of Financial Reporting, a position he held until he was promoted to the role of Executive Vice President and Chief Financial Officer on July 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: February 5, 2010	By:	/s/ Michael C. Nichols
Michael C. Nichols
Senior Vice President, General Counsel
and Corporate Secretary